EXHIBIT 10.1

EMPLOYMENT AGREEMENT

THIS AGREEMENT made effective as of the 1st day of October 2009

BETWEEN:

Ivanhoe Energy Inc. a corporation continued under the laws of the Yukon Territory, having its principal executive office at Suite 654 – 999 Canada Place, Vancouver, British Columbia and having an office at 19th Floor, 101-6th Avenue SW, Calgary, Alberta T2P 3P4

(the "Company")

AND:

Gerald D. Schiefelbein 1801 Charles Waite Sycamore, Illinois 60178

(the "Executive")

WHEREAS:

(A)	the Company is in the business of oil and gas development and production using proprietary upgrading technology;

(B)	the Company wishes to engage the Executive as Chief Financial Officer of the Company.

(C)	the parties hereto wish to enter into this Agreement for the purpose of fixing the compensation and terms applicable to the employment of the Executive during the period hereinafter set out.

NOW THEREFORE THIS AGREEMENT WITNESSES that the parties hereto, in consideration of the respective covenants and agreements on the part of each of them herein contained do hereby covenant and agree as follows:

1.	Definitions and Interpretations

1.1	In this Agreement, the following terms shall have the meanings ascribed thereto:

“Agreement” means this agreement and all amendments made to it by written agreement between the Company and the Executive;

“Board” means the board of directors of the Company;

“Business Day” means a day other than Saturday, Sunday or statutory holiday in British Columbia;

“Business” has the meaning ascribed thereto in Section 19.1;

“Change of Control” means an event occurring after the Commencement Date pursuant to which:

(a)	a merger, amalgamation, arrangement, consolidation, reorganization or transfer takes place in which securities of the Company having more than 50% of the total combined voting power of the Company’s outstanding voting securities are acquired by a person or persons different from the persons holding those voting securities immediately prior to such event, and the composition of the Board following such event is such that the directors of the Company prior to the transaction constitute less than 50% of the Board membership following the event; or

(b)       any person, or any combination of persons acting jointly or in concert by virtue of an agreement, arrangement, commitment, or understanding acquires, directly or indirectly, 50% or more of the voting rights attached to all outstanding voting securities; or

(c)        any person or any combination of persons acting jointly or in concert by virtue of an agreement, arrangement commitment or understanding acquires, directly or indirectly, the right to appoint a majority of the directors of the Company; or

(d)       the Company sells, transfers or otherwise disposes of all or substantially all of its assets, except that no Change of Control will be deemed to occur if such sale or disposition is made to a subsidiary or subsidiaries of the Company;

“Affiliate” means one or more entities that directly or indirectly control the Company, are under common control with the Company, or are Subsidiaries of the Company;

“Company Affiliate” means each Affiliate and Subsidiary of the Company;

“Compensation Committee” means the Compensation and Benefits Committee of the Company;

“Disability” means a physical or mental incapacity of the Executive that has prevented the Executive from performing the duties customarily assigned to the Executive for one hundred and eighty (180) days, whether or not consecutive, out of any twelve (12) consecutive months and that in the opinion of the Board is likely to continue;

“HTL™ Business” means the upgrading of heavy oil or bitumen by the use of the Company’s patented HTL™ technology, in a field, refinery or research and development setting so as to improve the quality of heavy oil, bitumen or refinery feed stocks;

“Subsidiary” means an entity that is directly or indirectly controlled by the Company.

1.2	For the purposes of this Agreement, except as otherwise expressly provided:

(a)

“this Agreement” means this Agreement, including any schedules hereto, and not any particular part, section or other portion hereof, and includes any agreement, document or instrument entered into, made or delivered pursuant to the terms hereof, as the same may, from time to time, be supplemented or amended and in effect;

(b)

all references in this Agreement to a designated “part”, “section” or other subdivision or to a schedule are references to the designated part, section or other subdivision of, or schedule to, this Agreement;

(c)

the words “hereof”, “herein”, “hereto” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular part, section or other subdivision or schedule unless the context or subject matter otherwise requires;

(d)

the division of this Agreement into parts, sections and other portions and the insertion of headings are for convenience of reference only and are not intended to interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof;

(e)

unless otherwise provided herein, all reference to currency in this Agreement are to lawful money of Canada and al amounts to be calculated or paid pursuant to this Agreement are to be calculated in lawful money of Canada;

(f)

the singular of any term includes the plural and vice versa, and the use of any term is generally applicable to any gender and, where applicable, a body corporate, firm or other entity, and the word “or” is not exclusive and the word “including” is not limiting whether or not non-limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto; and

(g)	all references to “approval”, “authorization”, “consent”, or “direction” in this Agreement means written approval, authorization consent or direction.

2.	Employment

The Company hereby employs the Executive and the Executive shall perform services on behalf of the Company as its employee as provided herein during the Period of Active Employment (as defined hereinafter defined).

3.	Period of Active Employment

In this Agreement, “Period of Active Employment” shall mean the period beginning on October 1, 2009 and terminating on the date on which the first of the following occurs:

(a)	the termination of the Executive’s employment by the Company for cause as provided in Section 15.1 hereof;

(b)	the resignation by the Executive pursuant to Section 15.2;

(c)	the termination of this Agreement pursuant to Section 15.3 or 15.4;

(d)	the termination of this Agreement pursuant to section 15.5;

(e)	the Disablility of the Executive; or

(f)	the death of the Executive.

4.	Capacity and Services

The Company shall employ the Executive as of October 1, 2009 (the “Commencement Date”) and shall appoint the Executive as Chief Financial Officer (“CFO”), with such appointment to commence on the date determined by the Board and expected to be on or about November 10, 2009. As such, the Executive shall be subject to the supervision of the President and CEO of the Company and shall perform such duties and have such authority as may from time to time be assigned, delegated or limited by the President and CEO of the Company. The Executive shall perform these duties in accordance with the charter documents and by-laws and the rules and policies of each stock exchange upon which securities of the Company may be listed from time to time and applicable securities laws. The Executive agrees to comply with the terms and the spirit of the Code of Business Conduct and Ethics and Corporate Securities Trading Policy of the Company, as well as the other policies and codes of the Company in effect from time to time. A copy of the current policy is included with this Agreement. Subject to any amendment to these duties by the President and CEO of the Company and/or the Board of directors or applicable Board committee, the duties and responsibilities of the CFO shall include those duties and responsibilities that are customarily carried out by persons holding similar positions in other oil and gas companies comparable in size to the Company, including, but not limited to, the following:

•	Responsible to direct the overall financial plans and accounting practices for the organization;

•

Manage capital structure by ensuring adequate cash flow to meet company needs through cash flow projection and reporting. Optimize relationships with financial institutions and initiate appropriate strategies to enhance cash positions;

•	Play an integral role in the mergers and acquisitions activities of the corporation including supervising any acquisition due diligence and participate in any negotiations as required;

•	Manage the accounting, corporate finance, budgeting and tax activities to ensure that operating strategies and plans are developed, monitored and reported;

•	Develop and maintain systems of internal controls to safeguard financial assets and oversee annual audit process and analyze cash flow, costs and expenses to guide senior executives;

•

Mentor and develop a finance and accounting team to ensure the necessary resources are available to support a growing organization and partner with IT staff to manage critical financial management systems;

•	Participate in meetings of the Audit Committee of the Board and advise the committee as requested.

5.	Place of Employment

The Executive’s place of work will be the Company’s offices in Calgary, Canada or such other location as approved by the President and CEO of the Company, but the Company may require the Executive to work at any place throughout the world on a temporary basis.

6.	Full Time and Attention

The Executive shall devote one hundred percent (100%) of the Executive’s business time to the Executive’s duties hereunder. The Executive may, however, serve as a member of the board of directors of another company if the Board or an appropriate committee thereof, determines in its sole discretion that such membership is not adverse to the interests of the Company.

7.	Conflicts of Interest

The Executive agrees that as an executive officer of the Company, he shall refer to the President and CEO of the Company all matters and transactions in which a potential conflict of interest between the Executive and the Company may arise and shall not proceed with such matters or transactions until the Board’s express approval thereof is obtained. For purposes of clarification, this Section 7 is not intended to limit in any way the Executive’s other fiduciary obligations to the Company which may arise in law or equity.

8.	Base Salary

The Company will initially pay the Executive the sum of CAD $260,000 per year, payable in semi-monthlyinstallments, subject to standard payroll and tax deductions, (the “Base Salary’). The Base Salary shall be subject to annual reviews and, as appropriate in connection with performance reviews of the Executive, increases as determined by the Board in its discretion on the advice of the Compensation Committee of the Board.

9.	Benefits

The Company will provide the Executive and his eligible dependent immediate family members with the same comprehensive basic medical, extended health & dental, life and dependent life insurance & long term disability insurance as are available to the other executive officers of the Company, effective immediately on employment.

10.	Incentive Stock Options

Subject to all requisite corporate and stock exchange approvals, the Executive will receive an initial grant of incentive stock options exercisable to purchase up to a total of 200,000 common shares of the Company pursuant to the Company’s Executives’ and Directors’ Equity Incentive Plan (the “Plan”) at a price per common share determined in accordance with the terms of the Plan. The Executive’s incentive stock options will vest and become exercisable in accordance with the following schedule:

(a)       Options in respect of an initial 50,000 common shares will become exercisable as of the first (1st) anniversary of the Commencement Date;

(b)      Options in respect of an additional 150,000 common shares will become exercisable as to 50,000 common shares on the second through the fourth anniversaries of the Commencement Date and;

(c)      Subject to earlier termination pursuant to the terms of the Plan, any of the Executive’s incentive stock options remaining unexercised as of the seventh (7th) anniversary of the Commencement Date will expire and cease to be exercisable.

In addition to the incentive stock options referred to above, the Executive may also be eligible to receive, as determined by the Board of Directors in its discretion on the advice of its Compensation Committee, additional incentive stock option grants from time to time when the Board’s compensation committee determines that it is appropriate to grant additional incentive stock options to the Company’s senior executive officers. All such grants will be made pursuant to, and in accordance with the terms of the Plan. In determining such further grants to the Executive, the Board of Directors, and Compensation Committee shall consider, among other things, the aggregate options then currently held by the Executive by virtue of this Agreement or otherwise.

11.	Short Term Incentive Plan

The Executive shall be eligible for an annual bonus award calculated as a percentage of Base Salary in accordance with the Company’s compensation policy, such bonus award to be as determined by the Board in its discretion on the advice of the President and CEO of the Company and the Compensation Committee. The annual bonus award will be based on overall performance rating and job specific criteria. The bonus award will be a combination cash and/or securities of the Company as determined by the Board on the advice of the Compensation Committee of the Board, and would be payable after the end of the Company’s fiscal year.

12.	Long Term Incentive Plan

The Executive shall be eligible for long term incentive plan awards of a further annual bonus calculated as a percentage of Base Salary, in accordance with the Company’s compensation policy, such bonus award to be as determined in connection with performance reviews of the Executive by the Board of Directors in its discretion on the advice of the President and CEO of the Company and the Compensation Committee. Any such bonus awards would be payable in the form of incentive stock options and would be payable at such time as determined by the Board of Directors.

13.	Expenses incidental to Employment

The Company will reimburse the Executive in accordance with its normal policies and practices for the Executive’s travel and other expenses or disbursements reasonably and necessarily incurred by the Executive in connection with the performance of his duties under this Agreement. The Executive will furnish the Company with an itemized account of his expenses in such form or forms as may reasonably be required by the Company and at such times or intervals as may be required by the Company.

14.	Vacation

The Executive will be entitled to a paid vacation of five (5) weeks per annum based on a common anniversary date of January 1. The terms of this Agreement, will be calculated from the date of commencement of employment set forth in Section 2 herein and prorated for the first year of employment. This vacation must be taken on dates which do not adversely compromise the Executive’s performance of his duties under this Agreement.

15.	Termination

15.1    This Agreement and the Executive's employment may be terminated by the Company summarily and without notice, payment in lieu of notice, severance payments, benefits, damages or any sums whatsoever, for any act or omission which constitutes cause under applicable law. Without limiting the foregoing, any one or more of the following events shall constitute cause:

(a)	the Executive’s appropriation of corporate opportunities for his direct or indirect benefit or his failure to disclose any material conflict of interest;

(b)	the Executive’s failure to disclose material facts concerning his business interests or employment by other than the Company;

(c)	any of the following acts or circumstances of the Executive: fraud, illegality, breach of statute or regulation, or gross incompetence;

(d)	the Executive’s breach of fiduciary duty to the Company;

(e)	the Executive’s material breach of this Agreement or gross negligence in carrying out his duties under this Agreement;

(f)

the failure of or refusal by the Executive to follow the reasonable and lawful directions of the Board or to comply with the policies, rules and regulation of the Company, (except to the extent that such policies, rules and regulation expressly conflict with the  provisions of this Agreement);

(g)

any conduct which would materially impair or prevent the Executive from continuing as an officer of the Company under applicable corporate or securities laws, or the rules and policies of any stock exchange or securities market upon which the Company’s shares are listed from time to time; or

(h)	the Executive’s plea of guilty to or conviction of an offence punishable by imprisonment.

In the event of the early termination of the Agreement pursuant to Section 15.1, the Executive shall only be entitled to such compensation as would otherwise be payable to the Executive hereunder up to and including such date of termination, as the case may be. If the Company terminates this Agreement for cause under this Section 15.1, all vested incentive stock options will remain exercisable until the earlier of their respective expiry dates and the date that is one

(1) month from the date that the Executive’s employment terminates, and all unvested incentive stock options will immediately terminate.

15.2 This Agreement and the Executive's employment may be terminated on notice by the Executive to the Company for any reason, or for no reason, upon 90 days written notice of resignation to the Company. In such event, the Executive will be entitled to payment of Base Salary and expenses until the date of termination after which notice was given. If the Executive resigns the Executive’s employment and terminates this Agreement for any reason, the Company shall have no further obligations or responsibilities hereunder to the Executive, and nothing herein contained shall be construed to limit or restrict in any way the Company’s ability to pursue any remedies it may have at law or equity pursuant to the provisions of this Agreement. Notwithstanding the foregoing, all of the Executive’s vested incentive stock options will remain exercisable until the earlier of their respective expiry dates and the date that is one (1) month from the date that the Executive’s employment terminates, and all unvested incentive stock options will immediately terminate.

15.3    The Company may terminate this Agreement at any time without cause or upon the Disability of the Executive. Should the Company terminate the Executive without cause, the Company will provide the Executive with a lump sum payment of an amount equal to twelve months payments of the Executive’s Base Salary. The payments provided for in this Section 15.3 shall be inclusive of the Executive’s entitlement to notice and severance pay at common law or by statute. The Company shall not be obligated to make any further payments under this agreement, except for payment of any reasonable expense due and owing pursuant to Section 13. Notwithstanding the foregoing, those of the Executive’s unvested stock options that would have vested within one year from the date that the Executive’s employment terminates will be deemed to have vested, and all of the Executive’s unexercised stock options that have vested or are deemed to have vested will remain exercisable for a period of six (6) months from the date that the Executive’s employment terminated unless any such options expire earlier in ccordance with the terms. All other unvested stock options will terminate on the date of termination of the Executive.

15.4    If a Change of Control (as defined herein) occurs and this Agreement is terminated by the Company within twelve months of such Change of Control, the Executive shall be entitled to receive a lump sum payment in an amount equal to twelve payments of the Executive’s monthly base salary. The payments provided in this Section 15.4 shall be inclusive of the Executive’s entitlement to notice and severance pay at common law or by statute. The Company shall not be obligated to make any further payments under this agreement, except for payment of any reasonable expense due and owing pursuant to Section 6. Notwithstanding the foregoing, all of the Executive’s unexercised stock options, vested or unvested, will be deemed to have vested and will remain exercisable for a period of six (6) months from the date that the Executive’s employment terminates, unless any such options expire earlier in accordance with their terms.

15.5    The Company may terminate this Agreement at any time in the event that: (a) the Executive does not obtain and continue to have all necessary work permits of authorizations from the Government of Canada necessary for the Executive and the Company to be employed in Canada and the Company and the Executive do not reach an alternative mutually agreeable arrangement regarding Executive’s continuing engagement hereunder; or (b) the Executive is unable for any reason to fulfill the role of a CFO and officer of the Company due to legal or regulatory requirements; in such either event, the Company will provide the Executive with a lump sum payment of an amount equal to six month’s payments of the Executive’s Base Salary. The payments provided for in this 15.5 shall be inclusive of the Executive’s entitlement to notice and severance pay at common law or by statute. The Company shall not be obligated to make any further payments under this agreement, except for the payment of any reasonable expense due and owing pursuant to section 13. Notwithstanding the foregoing, all of the Executive’s vested incentive stock options will remain exercisable until the earlier of their respective expiry date and the date that six (6) months from the date that the Executive’s employment terminates and all unvested stock options will immediately terminate.

15.6    If this agreement is terminated in accordance with Sections 15.3, 15.4 or 15.5, the benefits provided to the Executive shall continue for the amount of months of base salary the Executive is entitled to following the termination of this Agreement or until the Executive commences alternative employment, whichever occurs first. At the Company’s option, it may satisfy this obligation by paying to the Executive the cost of providing such benefits, as determined at the time of the termination of Employment.

15.7    Upon termination or resignation of the Executive’s employment pursuant to this Agreement, this Agreement and the employment of the Executive shall be wholly terminated with the exception of and any other Sections 16 to 20 of this Agreement clauses specifically contemplated to continue in full force and effect beyond the termination of this Agreement. For greater certainty, the payments or other compensation provided for on termination under Sections 15.3, 15.4 and 15.5 are not cumulative and only one of such Sections will be operative in the event of a termination.

15.8    The terms set out in this Agreement, provided that such terms are satisfied by the Company, are in lieu of (and not in addition to) and in full satisfaction of any and all other claims or entitlements which the Executive has or may have upon the termination of the Executive’s employment pursuant to this Agreement and the compliance by the Company with these terms will affect a full and complete release of the Company and its parent and their respective affiliates, associates, subsidiaries and related companies from any and all claims which the Executive may have for whatever reason or cause in connection with the Executive’s employment and the termination of it, other than those obligations specifically set out in this Agreement. In agreeing to the terms set out in this Agreement, the Executive specifically agrees to execute a formal release document to that effect and will deliver upon request appropriate resignations from all offices and positions with the Company and its parent and their respective affiliated, associated subsidiary or affiliated companies if, as and when requested by the Company upon termination of the Executive’s employment within the circumstances contemplated by this Agreement.

16.	Confidential Information

Except in the normal and proper course of the Executive’s duties hereunder, the Executive will not use, for the Executive’s own account or disclose to anyone else, during or for a period of three (3) years after the Period of Active Employment, any confidential or proprietary information or material relating to the Business or the Company, its operations, or the Business or operations of the Company Affiliates which the Executive obtains by virtue of Executive’s employment with the Company. Confidential or proprietary information or material includes, without limitation, the following types of information or material, both existing and contemplated, regarding the Company or the Company Affiliates: corporate information, plans, strategies, tactics, policies, resolutions, litigation or negotiations, financial information, including debt arrangements, equity structure, investors and holdings, operational and scientific information ,technical information and personnel information, including personnel lists, resumes, personnel data, organization structure and performance evaluations, trade secrets, inventions, products, designs, know-how, formulae, methods, techniques, systems, processes, software, projects, planning data, financial results and any other information (collectively “Confidential Information”). Any of the foregoing kinds of information that belong to any other person or company but to which Executive has had access solely by reason of this employment with the Company but which the Company or a Company Affiliate has agreed to keep confidential are also Confidential Information.

The obligations of Executive under this section will survive the termination of Executive’s engagement for any reason or no reason, will be applicable regardless of any actual or alleged breach of this Agreement by Company, and will continue for a period of three (3) years from the end of the Period of Active Employment. The obligations of Executive under this section are in addition to, and not in limitation of or preemption of, all other obligations of confidentiality which Executive may have to Company or Company Affiliate under applicable law, including but not limited to the application of the fiduciary duties of Executive.

Notwithstanding the preceding, “Confidential Information” shall not include information which is or becomes publicly known, except for any such information that becomes publicly known because of disclosure by the Executive in violation of this Agreement. It shall not be a breach of the confidentiality obligations hereof for Executive to disclose Confidential Information where, but only to the extent that, such disclosure is required by law or applicable legal process, provided in such case the Executive shall (i) give the earliest notice possible to Company that such disclosure is or may be required, and (ii) cooperate in protecting such confidential or proprietary nature of the Information which must so be disclosed.

17.	Return of Property and Documents

The Executive agrees that all documents or property of any nature pertaining to activities of the Company and to the Company Affiliates, including Confidential Information, in the Executive’s possession now or at any time during the Period of Active Employment, are and shall be the property of the Company and/or a Company Affiliate, and that all such documents and all copies of them shall be surrendered to the Company whenever requested by the Company. This provision shall survive termination of this Agreement.

18.	Business Opportunities and Company Related Developments

18.1

Any business opportunities related to the business of the Company which become known to the Executive during the Period of Active Employment hereunder must be fully disclosed and made available to the Board by the Executive and the Executive agrees not to take or omit to take any action if the result would be to divert from the Company any opportunity which is within the scope of its Business as known to the Executive from time to time.

18.2

Executive will promptly disclose and assign, in writing, to the Company any inventions, improvements, or discoveries, methods, developments, software, and works of authorship, whether patentable or not, which are made, conceived, or improved by Executive, solely or jointly with others, during Executive’s employment hereunder, either during normal working hours, or outside of normal working hours (“Company Related Developments”) that (A) use equipment, supplies, facilities, trade secret information, or other Confidential Information of Company or any Company Affiliate, or (B) directly relate, at the time of conception, development, reduction to practice, or use, to the Rapid Thermal Pyrolysis (“RTPTM”) technology of the Company or a Company Affiliate (the “Technology”), or to actual research or development related to the Technology, or to the Company or a Company Affiliate, or (C) that result directly from any work performed by Executive for Company or a Company Affiliate.

18.3

Upon request, the Executive will assist the Company and its nominees in every proper way at Company’s expense (and without additional compensation to Executive), both during Executive’s employment by the Company and thereafter, to obtain and retain for Company’s sole benefit patent protection for any and all Company Related Developments, which will remain the property of Company, its successors, assigns, or nominees, whether patented or not, and, for that purpose, upon written request by and at the expense of Company, Executive will within thirty (30) days following a request therefore execute any and all documents relating thereto that are deemed necessary by Company to the extent such request is reasonable. All such Company Related Developments will be subject to the provision of section 16 (regarding Confidential Information). Notwithstanding the foregoing, in the event that, after termination of Executive’s engagement, Executive incurs expenses, provides services, or otherwise assists Company or its nominees at such Party’s request, Company shall compensate Executive therefor, with such compensation to be reasonably agreed upon by Executive and Company. The obligations of Executive and Company under Section 18.3 will survive the termination of Executive’s engagement for any reason or no reason, will be applicable regardless of any actual or alleged breach of this Agreement by Company, and will continue indefinitely.

19.	Non-Competition

19.1

The Executive acknowledges that the Executive’s services are unique and extraordinary. The Executive also acknowledges that the Executive’s position will give the Executive access to confidential information of substantial importance to the Company and its business. During the Non-Competition Period (as defined below), the Executive shall not, either individually or in partnership or jointly or in conjunction with any other person, entity or organization, as principal, agent, consultant, lender, employee, employer, employee, investor, shareholder or in any other manner, directly or indirectly, advise, manage, carry on, establish, control, engage in, invest in, offer financial assistance or services to, or permit the Executive’s name or any part thereof to be used by, any business in North America, or any business in any jurisdiction in which the Executive knows or ought reasonably to have known that the Company is, directly or indirectly, conducting business, that competes with the HTL Business of the Company or a Company Affiliate, or any other business in which the Company, or a Company Affiliate is engaged (collectively the “Business”). For purposes of this Agreement, “Non-Competition Period” means a period beginning on the date hereof and ending at the later of: (a) 12 months after the end of the Period of Active Employment; and (b) the date on which the Executive no longer is receiving compensation pursuant to any of the terms of this Agreement. Nothing in this Section 19.1 shall be deemed to prevent or prohibit the Executive from owning shares in a publicly listed company as a passive investment, so long as the Executive does not own more than five per cent (5%) of the shares thereof.

19.2

The Executive agrees that during the period beginning on the date hereof and ending twelve (12) months after the Period of Active Employment, neither the Executive nor any entity with whom the Executive is at the time associated, related or affiliated shall, directly or indirectly, hire or offer to hire or entice away or in any other manner persuade or attempt to persuade any officer, employee or agent of the Business to discontinue or alter any one of their or its relationships with the Company or a Company Affiliate.

20.	Acknowledgements regarding Enforceability of Agreement Terms

20.1

The Executive acknowledges that, in connection with the Executive’s employment by the Company, the Executive will receive or will become eligible to receive substantial benefits and compensation. The Executive acknowledges that the Executive’s employment by the Company and all compensation and benefits and potential compensation and benefits to the Executive from such employment shall be conferred by the Company upon the Executive only because and on condition of the Executive’s willingness to commit the Executive’s best efforts and loyalty to the Company, including protecting the Company’s right to have its Confidential Information protected and abiding by the confidentiality, non-competition and other provisions herein.

20.2

The Executive understands the Executive’s duties and obligations as set forth in this Agreement and agrees that such duties and obligations would not unduly restrict or curtail the Executive’s legitimate efforts to earn a livelihood following any termination of the Executive’s employment with the Company. The executive agrees that the restrictions contained in this Agreement are reasonable and valid and all defenses to the strict enforcement thereof by the Company are waived by the Executive. The Executive further acknowledges that irreparable damage would result to the Company if the restrictive covenants in this Agreement are not specifically enforced, and agrees that the Company shall be entitled to any appropriate legal, equitable, or other remedy, including injunctive relief, in respect of any failure or continuing failure to comply with the restrictive provisions contained in this Agreement.

20.3	If any court determines that any provision contained in this Agreement including, without limitation, a restrictive covenant or any part thereof is unenforceable because of the duration or geographical scope of the provision or for any other reason, the duration or scope of the provision, as the case may be, shall be reduced so that the provision becomes enforceable and, in its reduced form, the provision shall then be enforceable and shall be enforced.

20.4

The Executive acknowledges that damages would be an insufficient remedy for a breach by him of this Agreement and agrees that the Company may apply for and obtain any relief available to it in a court of law or equity, including injunctive relief, to restrain breach or threat of breach of this Agreement by the Executive or to enforce the covenants contained therein and, in particular, the covenants contained in Sections 16, 17, 18 and 19 of this Agreement, in addition to rights the Company may have to damages arising from said breach or threat of breach.

21.	Representations and Warranties

21.1

The Executive represents and warrants to the Company that the execution and performance of this Agreement will not result in or constitute a default, breach, or violation, or an event that, with notice or lapse of time or both, would be a default, breach, or violation, of any understanding, agreement or commitment, written or oral, express or implied, to which the Executive is currently a party or by which the Executive or Executive's property is currently bound.

21.2

The Executive shall defend, indemnify and hold the Company harmless from any liability, expense, or claim (including solicitor’s fees incurred in respect thereof) by any person in any way arising out of, relating to, or in connection with any incorrectness or breach of the representations and warranties in Section 21.1.

21.3	The Executive acknowledges that a breach of Section 21.1 by the Executive shall entitle the Company to terminate the Executive’s employment and this Agreement for cause.

21.4

The Company shall defend, indemnify and hold the Executive harmless from any liability, expense or claim (including solicitor’s fees incurred in respect thereof) in any way arising out of, relating to, or in connection with his performance of services for the Company, to the fullest extent permitted by applicable law. The Company shall make reasonable efforts to ensure that the Executive shall fully participate as a covered insured under the Company’s directors’ and officers’ liability insurance policy with respect to the Period of Active Employment.

22.	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia and the laws of Canada applicable in that Province and shall be treated, in all respects, as a British Columbia contract.

23.	Entire Agreement

This Agreement constitutes the entire agreement between the parties hereto with respect to the relationship between the Company and the Executive and supersedes all prior arrangements and agreements, whether oral or in writing between the parties hereto with respect to the subject matter hereof. there are no conditions, warranties, representation or other agreements between the parties in connection with the subject matter of this Agreement (whether oral or written, express or implied, statutory or otherwise) except as specifically set out in this Agreement.

24.	Amendments

No amendment to or variation of the terms of this Agreement will be effective or binding upon the parties hereto unless made in writing and signed by both of the parties hereto.

25.	Assignment

This Agreement is not assignable by the Executive. This Agreement is assignable by the Company to any other company which controls, is controlled by, or is under common control with the Company. The Company shall also have the right to assign this Agreement to any successor (whether direct or indirect, by purchase amalgamation, arrangement, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company provided only that the Company must first require the successor to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. The Executive by the Executive’s signature hereto expressly consents to such assignment. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and permitted assigns and the Executive and his heirs, executors and administrators.

26.	Severability

Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of the prohibition or unenforceability and shall be severed from the balance of this Agreement, all without affecting the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

27.	Headings

The division of this Agreement into Sections and the insertion of headings are for convenience or reference only and shall not affect the construction or interpretation of this Agreement.

28.	Time of Essence

Time shall be of the essence in all respects of this Agreement.

29.	Rights and Waivers

29.1

All rights and remedies of the parties are separate and cumulative, and none of them, whether exercised or not, shall be deemed to be to the exclusion of any other rights or remedies or shall be deemed to limit or prejudice any other legal or equitable rights or remedies or shall be deemed to limit or prejudice any other legal or equitable rights or remedies which either of the parties may have.

29.2

Any purported waiver of any default, breach or non-compliance under this Agreement is not effective unless in writing and signed by the party to be bound by the waiver. No waiver shall be inferred from or implied by any failure to act or delay in acting by a party in respect of any default, breach or non-observance or by anything done or omitted to be done by the other party. The waiver by a party of any default, breach or non-compliance under this Agreement shall not operate as a waiver of that party’s rights under the Agreement in respect of any continuing or subsequent default, breach or non-observance (whether of the same or any other nature).

30.	Executive Acknowledgements

The Executive acknowledges that agrees that he has had, or has had the opportunity to obtain, independent legal advice concerning the interpretation and effect of this Agreement in connection with the execution of this Agreement and has read this Agreement in its entirety, understands its contents and is signing this Agreement freely and voluntarily, without duress or undue influence from any party. The Executive has received a fully executed counterpart copy of this Agreement.

31.	Notice

Any notice required or permitted to be made or given under this Agreement to either party shall be in writing and shall be sufficiently given if delivered personally, by electronic transmission, or if sent by prepaid registered mail to the intended recipient of such notice at their respective addresses set forth below or to such other address as may, from time to time, be designated by notice given in the manner provided in this Section:

in the case of Company:

19th Floor, 101-6th Avenue SW Calgary, Alberta T2P 3P4 Attention: Vice President, Human Resources

with a copy to:

Suite 654 – 999 Canada Place
Vancouver, British Columbia	Canada	V6C 3E1

Attention: Corporate Secretary

in the case of the Executive:

Mr. Gerald D. Schiefelbein

1801 Charles Waite
Sycamore, Illinois   60178

Any notice delivered to the party to whom it is addressed shall be deemed to have been given and received on the day it is so delivered or, if such day is not a business day, then on the next business day following any such day. Any notice mailed shall be deemed to have been given and received on the 10th business day following the date of mailing. In the case of facsimile transmission, notice is deemed to have been given or served on the party to whom it was sent at the time of dispatch if, following transmission, the sender receives a transmission confirmation report or, if the sender’s facsimile machine is not equipped to issue a transmission confirmation report, the recipient confirms in writing that the notice has been received. In the case of e-mail transmission, notice is deemed to have been given or served on the party to whom it was sent at the time of dispatch if, following transmission, the recipient confirms in writing that the notice has been received.

This Agreement may be executed in counterparts and shall become operative when each party has executed and delivered at least one counterpart.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.

SIGNED on behalf of Ivanhoe Energy Inc. on October 22 and November 10, respectively, 2009.

/s/ Robert Friedland	/s/ Howard Balloch
Robert Friedland Executive Co Chairman, President & Chief Executive Officer	Howard Balloch Director Chairman Compensation and Benefits

SIGNED by the Executive on October 22, 2009

/s/ Gerald D. Schiefelbein
Gerald D. Schiefelbein